Exhibit 99.1

South Plains Financial, Inc. Announces 8% Increase to Quarterly Cash Dividend

LUBBOCK, Texas, January 19, 2023 (GLOBE NEWSWIRE) – South Plains Financial, Inc. (NASDAQ:SPFI) (“South Plains”), the parent company of City Bank, today announced that its Board of Directors has declared a quarterly cash dividend of $0.13 per share of common stock, an 8% increase from the most recent quarterly cash dividend declared in October 2022 . The dividend is payable on February 13, 2023 to shareholders of record as of the close of business on January 30, 2023.

About South Plains Financial, Inc.

South Plains is the bank holding company for City Bank, a Texas state-chartered bank headquartered in Lubbock, Texas. City Bank is one of the largest independent banks in West Texas and has additional banking operations in the Dallas, El Paso, Greater Houston, the Permian Basin, and College Station, Texas markets, and the Ruidoso, New Mexico market. South Plains provides a wide range of commercial and consumer financial services to small and medium-sized businesses and individuals in its market areas. Its principal business activities include commercial and retail banking, along with insurance, investment, trust and mortgage services. Please visit https://www.spfi.bank for more information.

Contact:	Mikella Newsom, Chief Risk Officer and Secretary
investors@city.bank
(866) 771-3347

Source: South Plains Financial, Inc.